Exhibit 14

BUSINESS ETHICS POLICY AND

CODE OF CONDUCT FOR

CONCEPT VENTURES CORPORATION

(As adopted on February 16, 2007)

SCOPE: This Business Ethics Policy and Code of Conduct (the or this “Policy”) applies to all directors on the Company’s board of directors (the “Board”), officers and employees of Concept Ventures Corporation (the “Company”) and its subsidiary entities, including all principal executive officers and principal financial officers (collectively, the “Covered Persons”).

POLICY: All Covered Persons must abide by the highest standards of business ethics and avoid any actual or apparent conflict of interest as described in this Policy. This Policy establishes minimum standards required of all Covered Persons, which are in addition to the requirements of other Company policies. The Company requires that upon commencement of employment, or election to the Board, each Covered Persons acknowledges that he or she has read and understands this Policy and has reported, or will report as they arise, all potential conflicts of interest as required by this Policy. Failure to comply with this Policy and the procedures established to implement it can result in disciplinary action, termination from employment, removal from the Board, and/or initiation of appropriate legal action, as the Company deems appropriate.

PURPOSE: Establishes the requirement that all Covered Persons use the highest degree of business ethics and provides minimum standards of business ethics and conduct. Simply reading these standards, however, does not necessarily lead to ethical conduct. The Covered Person must understand, support and adhere to these standards on a daily basis, which will enable the Company to achieve both its business objectives and strict conformity with the law. Violations of this Policy could expose the Company and the individual involved to civil and criminal actions, fines, revocation of licenses and other legal remedies. To ensure on-going compliance with this Policy, the Company requires all Covered Persons on an annual basis to acknowledge that they have read and understand this Policy and have reported all potential conflicts of interest as required by the Policy.

INDEX OF PROCEDURES OR GUIDELINES:

1.0 ORGANIZATION AND ADMINISTRATION OF THE POLICY

2.0 CONFLICTS OF INTEREST

3.0 CONFIDENTIAL INFORMATION

4.0 INSIDE INFORMATION

5.0 PROHIBITED RECEIPTS AND PAYMENTS

6.0 POLITICAL ACTIVITY AND CAMPAIGN CONTRIBUTIONS

7.0 PERSONAL USE OF COMPANY PROPERTY & SERVICES

8.0 COMPANY BOOKS AND RECORDS

9.0 COMPLIANCE WITH TAX LAWS

10.0 COMPLIANCE WITH LAWS RULES AND REGULATIONS

11.0 COMPLIANCE AND ACCOUNTABILITY

12.0 WAIVER

13.0 CONCLUSION

14.0 REPORTING NONCOMPLIANCE

15.0 NO RETALIATION POLICY

1.0    ORGANIZATION AND ADMINISTRATION OF THE POLICY

1.1   Overall Policy Responsibility

A.   Providing guidance on matters of business ethics.

B.   Monitoring compliance with this Policy and applicable laws to ensure consistency with the Company’s goals of promoting fair and ethical conduct and avoiding undesirable relationships in all of its activities.

C.   Toward that end, the Committee shall use the services of a Designated Ethics Officer (DEO), the internal audit and legal staff and the Company’s independent public accountants.

D.   Provide full, fair, accurate, timely and understandable disclosure in reports and documents the Company files with or submits to the SEC and-in other public communications.

E.   Report to the DEO and/or the Audit Committee of the Board or, if no Audit Committee then the Board (the Audit Committee or the Board, as applicable, is referred to herein as, the “Oversight Authority”), any conflict of interest that may arise and any material transaction or relationship that reasonably could be expected to give rise to a conflict.

F.   Ensure Covered Persons promptly report violations of this Policy to the Oversight Authority.

1.2   Definitions

A.   “CEO” - The person designated by the Board as the Chief Executive Officer, or persons performing similar functions.

B.   “CFO” - The person designated by the Board as the Chief Financial Officer, or persons performing similar functions.

C.   “Company” - Concept Ventures Corporation, including its subsidiaries and affiliates.

D.   “DEO” - Designated Ethics Officer. The Company’s DEO shall be recommended by the CEO and appointed to serve at the pleasure of the Board.

E.   “Covered Persons” - All directors on the Company’s board of directors, all officers and all employees of Concept Ventures Corporation and its subsidiary entities, including all principal executive officers and principal financial officers.

F.   “FCPA” - Foreign Corrupt Practices Act.

G.   “Officers - The CEO, President, CFO, Chief Accounting Officer, Secretary and Treasurer, or persons performing similar functions and any other officer designated by the Board as an “Officer” for purposes of this Policy.

H.   “Oversight Authority” - The Audit Committee of the Board or, if no Audit Committee exists then the Board.

I.   “President” - The person designated by the Board as the President of the Company.

J.   “Policy” - The Company’s Business Ethics Policy and Code of Conduct.

K.   “SEC” - Securities and Exchange Commission.

L.   “You” - The Covered Person.

M.   “Your” - Belonging to the Covered Person.

1.3   The DEO/Oversight Authority Relationship

The DEO shall report directly to the Oversight Authority. Under the Oversight Authority’s general supervision, the DEO shall monitor compliance with this Policy, and shall promptly report violations or threatened violations to the Oversight Authority. The DEO shall also make recommendations to the Oversight Authority for improving the monitoring of and compliance with this Policy.

1.4   The DEO’s Responsibility And Authority

The DEO shall direct such training and investigations as may be appropriate to ascertain compliance with this Policy at all levels of the Company. The DEO shall also propose for adoption by the Oversight Authority internal reporting systems as may be required or desirable for effective administration of the policy.

2.0   CONFLICTS OF INTEREST

2.1   Conflict Of Interest Defined

Of all corporate activities involving employee conduct, among the most important involves avoiding actual or potential conflicts of interest. A conflict of interest arises when an employee’s judgment in acting on the Company’s behalf is, or appears to be, influenced by an actual or potential personal benefit from an investment, business interest, or some other association or relationship. Conflicts occur most often in cases where You or a member of Your household or Your immediate family (spouse, child, parent or sibling) obtains some personal benefit at the expense of the Company’s best interests. However, they may arise in other circumstances, as well. Keep in mind that for the purposes of this Policy, in general, You will be regarded as having an interest in any property owned, or any transactions entered into, by members of Your household or Your immediate family.

2.2   Common Conflict of Interest Situations

Conflicts of interest can arise in many different situations, and it is not possible to describe all circumstances in which they may exist. The following three sections describe common categories of conflicts of interest. They also illustrate Your responsibility and the Company’s policy in each situation.

A.   Employee Relationships with Parties in Company-Related Transactions.

You must fully disclose details when You or a member of Your household or Your immediate family has an interest in, or a relationship with, any party that transacts business with the Company, such as a supplier or vendor, lessor, lessee, licensor, or licensee, when:

1.   You are in a position to make or influence decisions pertaining to the transactions, and

2.   Your interest or relationship is substantial enough to appear to a reasonable person that Your decision-making regarding the transaction may be affected.

3.   Examples of these relationships include when You or a member of Your household or Your immediate family:

a.   Has any position or employment, including work performed as an officer, partner, employee, director or consultant of the other company that is a party to the transaction;

b.   Receives any compensation, discounts, rebates, kickbacks, credit, loans, gifts or other perquisites from the other company;

c.   Acquires, directly or indirectly, an interest in, or rights to the profit or income of the other party.

4.   You do not need to disclose the mere ownership or securities of the other party if it is listed on a national stock exchange as long as the amount You or members of Your household or immediate family own is less than one percent (1%) of the class of securities outstanding, and does not equal or exceed ten percent (10%) of Your (their) net worth.

B.   Accepting Gifts or Favors.

You must not accept gifts or favors from any individual or entity that You know or should know transacts business, or may seek to transact business with the Company, unless the gift or favor is a common courtesy usually associated with customary business practices. You must never accept a gift in the form of cash or a cash equivalent. All offers of gifts or favors should be reported immediately in writing to Your supervisor and the DEO.

C.   Nepotism.

Nepotism occurs when preferential treatment is given on the basis of close personal relationships, as opposed to merit. You must not grant preferential treatment to relatives or friends within the Company in conflict with the Company’s best interests. You must also avoid situations in which conflicts may arise. For example, no employee should supervise or be supervised by, or work in the same department on the same shift as, a member of his or her immediate family. Exceptions must be approved in writing and in advance by the Department Director and the DEO and the CEO or CFO.

2.3   Your Responsibility To Avoid Or Eliminate Conflicts Of Interest

You must avoid any relationship, influence, activity, or investment that might impair, or even appear to impair Your ability to make objective and fair decisions in the Company’s best interest. Compliance with this Policy also requires You to take any actions regarded by the Company as necessary to eliminate or satisfactorily regulate an actual or potential conflict of interest situation. When in doubt, share the facts of the situation with the DEO or the Chairman of the Oversight Authority before taking any action.

2.4   Your Responsibility To Disclose All Possible Conflicts

Periodically, You will be required to complete a disclosure statement setting forth any financial interests, business and/or other relationships that might present a conflict of interest. In addition, You must provide full and immediate disclosure of any interest that You may have at the time of hire or during employment which creates, or appears to create, a possible conflict of interest.

2.5   An Important Note About The Company’s Disclosure Requirement

This disclosure requirement in no way represents the Company’s intention to police or interfere with its employees’ activities. Rather, the requirement is intended to assist employees in realizing the fullest freedom consistent with their own best interests, and those of the Company and its stockholders, by protecting all parties from the harmful effects of any subsequent revelation of activities, associations or interests that might constitute a prohibited conflict of interest. The disclosure requirement is merely a recognition of the fact that very few substantial questions of conflict of interest can exist where there is full knowledge by the Company of all the facts. In the few instances where such a question might exist after full disclosure, corrective steps generally can be taken to avoid potential problems without interfering with the outside interests of the employee.

2.6   Confidentiality

With respect to any disclosure of information furnished by an employee in accordance with this Policy, the Company will endeavor to protect such information and handle it on a strictly confidential basis. Notwithstanding the foregoing, disclosure by the Company to the appropriate personnel in order to avoid or abate actual or potential conflicts of interest discovered to protect the best interests of the Company may be required.

2.7   Related Party Transactions

Notwithstanding the provisions above, all related party transactions involving any Director or Executive Officer of the Company must be approved by the Oversight Authority or other designated committee of the Board.

3.0   CONFIDENTIAL INFORMATION

3.1   Confidential Information Defined

Confidential information means all non-public information regarding the Company’s operations and business activities and those of its customers and suppliers. Non-public means any information that is not officially disclosed through means such as press releases or other forms of publication, or is not common knowledge.

3.2   Examples Of Confidential Information

Confidential information includes items such as customer lists, any and all customer information, employee information, policies, systems and procedures, trade secrets, financial information, business plans, contract negotiations, contractual agreements, blueprints, marketing and promotional plans and ideas (including new products and programs, pricing strategies and advertising campaigns), or other information or material unique to the Company.

3.3   Your Responsibility Regarding Confidential Information

Do not disclose confidential information to any unauthorized person, either during or after termination of Your employment. Unauthorized persons include anyone who does not have a business need to know such information for the express benefit of the Company, excluding: agencies which have jurisdiction over the Company, and other authorized state and federal law enforcement officers in the course of their assigned duties. Do not hesitate to ask the DEO or your Department Director if you have any question regarding a particular individual’s authorization to obtain confidential information. Upon Your departure, You must not take any documents or records belonging to the Company and You must return to your supervisor all such documents and records in Your possession.

3.4   Your Responsibility Not To Profit From Confidential Information

Do not profit from confidential information of which You have become aware during the course of Your employment. For example, do not acquire an interest in property that You know the Company is considering purchasing. Similarly, You should not acquire any security of another entity, if You are aware that the Company is considering purchasing that entity’s securities. These may also constitute conflicts of interest.

3.5   Your Responsibility Not To Compete With Company

You must not compete with the Company in pursuing any business opportunities which come to Your attention during the course of Your employment with the Company. Before personally pursuing or profiting from any venture which could be viewed as competing with the Company, You must disclose the opportunity to the DEO or Chairman of the Oversight Authority and obtain the Oversight Authority’s positive written affirmation either that the venture is not in competition with the Company or that the Company has no interest in pursuing the venture.

4.0   INSIDE INFORMATION

4.1   Inside Information Defined

Inside information is similar to confidential information, and refers to all material non-public information. Information is material if it could affect the market price of a security, or if a reasonable investor would consider the information important in deciding whether to buy, sell or hold a security. In this context, “security” is referring to the Company’s common stock (or other securities that may be issued by the Company in the future), or the common stock or other securities of other companies, which due to your relationship with the Company, you may discover is engaged in negotiations with or otherwise entering into a substantial business transaction with the Company. Information is considered public only if it has been effectively disclosed to the investing public (for example, by press release) and enough time (typically two trading days after the information has been announced publicly) has elapsed to permit the investment market to absorb and evaluate the information. Inside information is not limited to information about the Company. It also includes material norm-public information about other corporations with which the Company has business relationships.

4.2   Example Of Inside Information

Examples of inside information include, but are not limited to, non-public information about:

A.   Earnings results;

B.   Future earnings, losses or stock splits as estimated or projected by the Company’s officers;

C.   Changes in management or dividend policies; and

D.   Events or business operations which are likely to affect future revenues or earnings (for example, the development of a new casino property; joint ventures with other companies; mergers and acquisitions; or lawsuits and settlements).

4.3   Prohibited Use Of Inside Information

Company policy, state and federal laws and regulations prohibit the use of inside information when trading in or recommending the Company’s or anyone else’s securities. Federal securities laws impose potentially onerous civil and criminal penalties on persons who, in connection with a purchase or sale of securities, improperly obtain and use inside information about such securities. Persons who fail to prevent others from using inside information may also be liable for civil penalties under federal law.

4.4   Your Responsibility Regarding Inside Information

You must not disclose inside information to persons outside the Company or other persons within the Company who are not authorized to receive such information. It is illegal to pass on inside information to another individual who buys or sells a security on the basis of that information. In fact, it is illegal to suggest buying or selling a security while in the possession of inside information, even if You do not actually disclose that information.

4.5   Do Not Trade On Company Inside Information

You, any party related to You, or any party to whom You provide (improperly or otherwise) inside information, must not trade in Company securities while possessing inside information until the pertinent information has been disclosed by the Company through public announcements or filings with the SEC and the public has had sufficient time to assimilate it for not less than two full business days after the Company has publicly disclosed the information.

4.6   Do Not Trade On Any Other Company Inside Information

You, any party related to You, or any party to whom You provide (improperly or otherwise) inside information, must not trade in the securities of another corporation if the value of such securities is likely to be affected by actions of the Company of which You are-aware and which have not been disclosed to the public. For example, if a vendor is developing and testing a new product in conjunction with the Company, employees should not trade in the securities of that vendor until such information becomes public knowledge.

4.7   Prevent Others From Insider Trading

It is also illegal for certain persons to fail to prevent insider trading by others. Individual employees with managerial or supervisory responsibilities over an employee and, in some cases, officers, directors, and controlling stock holders of the Company (collectively referred to as “controlling persons”), may be liable for civil penalties under insider trading laws for the violations of an employee if the controlling person knew or recklessly disregarded the fact that the employee was likely to engage in a violation, and failed to take appropriate steps to prevent that violation before it occurred.

4.8   Questions Regarding Inside Information

Before disclosing or using information in Your possession which could be considered inside information and, therefore, subject to this Policy, You must obtain the written approval from the DEO, CEO or CFO. If such approval is not given, then you should not use or disclose such information.

5.0   PROHIBITED RECEIPTS AND PAYMENTS

5.1   Your Use Of Company Assets

The use of Company funds or assets for any unlawful purpose is strictly prohibited. You must not establish undisclosed or unrecorded funds or assets of the Company for any purpose, or engage in any arrangement that results in prohibited acts. No payments shall be approved or made with the intention or understanding that any part of such payment is to be used for any purpose other than that described by the materials supporting the disbursement.

5.2   Your Authorization To Use Company Assets

You must not authorize or make any payment, whether in money, property or services, either Company or personal, for a bribe, kickback, or any other similar payment, to any person or organization designed to secure favored treatment for the Company. These payments are highly improper and could adversely reflect on the Company’s integrity and reputation.

5.3   Your Responsibility To Report Prohibited Act

If You have information regarding any prohibited act or payments, You must promptly report the matter to the DEO or Chairman of the Oversight Authority.

6.0    POLITICAL ACTIVITY AND CAMPAIGN CONTRIBUTIONS

6.1   Political Campaign Contributions Defined

Political campaign contributions mean:

A.   Direct expenditures or contributions, in cash or property, to candidates for nomination or election to public office or to political parties; and

B.   Indirect assistance or support, such as the furnishing of goods, services or equipment, or other political fund raising support.

6.2   Prohibited Domestic Political Contributions

The Company does not make political contributions for candidates for federal office and in the United States it would be a crime for the Company to do so. It is also Company policy not to make political contributions for candidates for state and local office, except in those states where such payments are legal and such payments have been authorized in writing, in advance, by the Company Co-Chairs.

6.3   Prohibited Foreign Political Contributions

It is Company policy not to make political contributions to foreign political parties or candidates for public office except in countries where such payments are legal under local law, and have been approved in writing, in advance, by the Company Co-Chairs.

6.4   Individual Employee Political Participation

The Company encourages political participation by employees in their individual capacities, including the making of voluntary contributions to candidates of the employee’s choice in accordance with legal limitations. In compliance with federal laws and regulations, the Company will not reimburse any employee directly or indirectly for any political contributions made by the employee. Furthermore, employees must not engage in political activities during working hours.

6.5   International Business

In addition to the general principles set out in this section, the Company has detailed policies governing compliance with laws and regulations concerning exports, economic sanctions, international boycotts, the United States Foreign Corrupt Practices Act (“FCPA”), gifts to and entertainment of foreign officials, and other aspects of international business operations. Some of these policies are summarized below. If You are involved in the Company’s international business activities, You are required to familiarize yourself with, and comply with, all Company policies relating to international business operations.

A.   Foreign Corrupt Practices Act and International Bribery Laws

The FCPA prohibits the offer or payment of money or anything of value to an official of a foreign country or public international organization, foreign political party or official thereof, or any candidate for political office of a foreign country (each a “foreign official”) with the intent or purpose of inducing the foreign official to use his or her influence to affect a government act or decision in order to obtain, retain or direct any business or to obtain any other improper advantage. The prohibition applies both to offers and to payments made directly by the Company, and to any offers or payments made indirectly through intermediaries such as marketing agents, brokers, distributors, joint venture partners and similar parties. Directors, officers and employees of government-owned or controlled companies, and members of royal families may be considered to be foreign officials subject to these restrictions. Prohibited offers or payments can include entertainment and gifts, as well as money. Actions that violate the FCPA may also violate the laws of the foreign countries in which the Company does business. Violation of any of these laws can result in severe criminal or civil penalties for the Company and for the individuals involved, including imprisonment.

Because determining whether international business dealings are compliant with foreign and domestic laws is complicated, You must consult with the DEO before initiating any direct or indirect business relationships with foreign companies, foreign officials, and foreign nationals, and obtain prior written approval for any expenses You incur in connection with such business relationships.

B.   United States Sanctions Restricting Exports and Transactions

United States economic sanctions laws and regulations also restrict exports and other transactions with the governments of, and persons and entities associated with, sanctioned countries such as Cuba, Iran, Libya, and North Korea, among others, and with specially designated individuals and entities affiliated with these and other countries. It is against Company policy to engage in exports to or other transactions with sanctioned countries, entities or individuals.

C.   United States Anti-boycott Laws and Regulations

The United States anti-boycott laws prohibit the Company from complying with or supporting a country’s boycott of another country that is “friendly” to the United States. Even when a company refuses to comply with a prohibited boycott, United States law requires companies to report promptly to the United States government any request that the company receives to support or furnish information regarding a boycott. The rules governing the Company’s obligations under the United States anti-boycott laws are complex, and the penalties for violating them are severe. You should be attentive to situations where boycott requests may occur and should inform the DEO if any such situations arise.

7.0   PERSONAL USE OF COMPANY PROPERTY AND SERVICES

7.1   Your Use Of Company Property

The use of Company owned land, materials, equipment, or other property, and the use of services provided by Company employees on Company time under any other circumstances are strictly prohibited, except as approved in advance by the person to whom such approval authority has been delegated. For instance, you may not use Company employees to perform home improvement or any other personal work for Your benefit on Company time.

7.2   Your Responsibility To Obtain Authorization

You must not sell, loan, give away or otherwise dispose of Company property, regardless of condition or value, except with proper prior authorization.

7.3   Your Responsibility Not To Profit From Company Time Or Property

You may not engage in activities on Company time or use, or cause to be used, Company facilities, equipment, materials or supplies for Your personal profit.

8.0   COMPANY BOOKS AND RECORDS

8.1   Your Responsibility Regarding Company Books And Records

It is Company policy that all books and records of the Company be maintained so that they fully and fairly reflect all of the Company’s receipts and expenditures, assets and liabilities. The integrity of the Company’s records and other business information is based on the accuracy and completeness of the information supporting the entries to the Company’s books of account. The integrity of the Company’s products is dependent upon the accuracy of the Company’s records and business information derived from its operations. Therefore, if You are involved in creating, processing or recording such information, You are responsible for its accuracy and completeness. You must not make false or artificial entries in the books and records of the Company for any reason.

You must not establish any funds or accounts outside the books and records of the Company. All bank accounts set up on behalf of the company, foreign or domestic, must be approved by the CFO and shall be controlled, recorded and reconciled under the direction of the CFO.

8.2   Your Responsibility For Full Disclosure

Federal laws prohibit materially false or misleading statements or omission of facts by officers and directors in connection with the audit or examination of the Company’s financial statements or the preparation of its required SEC (Securities and Exchange Commission) filings. The FCPA requires the Company to develop and maintain a system of internal accounting controls to help assure the Company’s books and records accurately reflect its transactions and dispositions of assets. The FCPA and securities laws apply to indirect as well as direct falsification, misrepresentation or omission. Federal laws impose civil and criminal penalties on individuals and companies who violate these requirements. If Your duties include participation in the preparation of Company press releases or filings with the SEC, You must use Your best efforts to assure that such press releases and/or SEC filings fully, fairly and accurately disclose the material information required to be contained therein.

No employee, officer or director shall make any statement to (i) any stockholder, director, officer or employee of the Company, (ii) any auditor, lawyer or accountant retained by the Company, or (iii) any government agency, if the statement relates to the Company’s business and the employee, officer or director knows or has reason to believe that such statement is false or misleading in any material respect.

Direct or indirect falsification of documents, whether by alteration, destruction, intentional omission, misstatement or otherwise, is strictly prohibited and is grounds for immediate termination of employment or service to the Company.

9.0   COMPLIANCE WITH TAX LAWS

9.1   Your Responsibility Regarding Personal Taxes

It is against Company policy for any employee, with fraudulent intent, to misrepresent any employee’s income, fail to withhold applicable income taxes as required by law, or to take any other action to illegally evade taxes on, or with respect to, income from the Company.

9.2   Your Responsibility Regarding Company Taxes

It also is Company policy to comply with all applicable tax statutes and regulations. It is a violation of Company policy for any employee to take any action for the purpose of illegally evading taxes due on the Company’s operations.

9.3   Questions Regarding Tax Compliance

Any questions in this regard must be reviewed in advance with the CFO.

10.0   COMPLIANCE WITH LAWS, RULES AND REGULATIONS

10.1   Your Responsibility Regarding All Applicable Laws. Rules and Regulations

It is against Company policy for any employee, with intent, to violate any applicable law, rule or regulation issued by a governmental body. Notwithstanding the foregoing, good faith efforts to contest laws, rules and/or regulations as permitted by law and authorized by management of the Company shall not be prohibited.

10.2   Questions Regarding Legal Compliance

Any questions in this regard must be reviewed in advance with the DEO.

11.0   COMPLIANCE AND ACCOUNTABILITY

This Policy is not intended as a comprehensive review of laws related to the principles and practices regulating all Covered Persons and the policies and practices related to conflicts of interests, relationships with public officials, prohibited receipts and payments and antitrust laws. This Policy is not a substitute for expert advice. If any Covered Person has questions concerning a specific situation, the Covered Person should contact the DEO and/or the Oversight Authority or the Company’s general counsel or corporate counsel before taking action.

12.0   WAIVER

Any Request for a waiver of any provision of this Policy must be in writing and addressed to the DEO and/or Oversight Authority. Any waiver of this Policy with respect to an officer or director on the Board must be approved by the Board, after consultation with the Company’s corporate or outside counsel, and will be disclosed promptly on Form 8-K or any other means approved by the SEC.

13.0   CONCLUSION

13.1   Your Responsibility For Business Ethics

You must maintain the highest standards of ethical conduct in all Your business dealings. The Board adopted this Policy to help You achieve and maintain that vital goal. You must endeavor to read, understand, and abide by it.

13.2   Required Acknowledgment

You are required to complete the “Business Ethics Policy Acknowledgment and conflict of Interest Statement” (see Attachment 1) upon accepting any appointment as director, beginning employment or upon the institution of this Policy, and on an annual basis thereafter.

14.0 REPORTING NON-COMPLIANCE

14.1 Reporting Actual or Suspected Violations

All Covered Persons have a duty to report promptly, verbally or in writing, any evidence of any improper practice of which they are aware in connection with the operations or activities of the Company or any of its subsidiaries. This obligation requires that any Covered Person who becomes aware of any actual or suspected violation of this Policy, any applicable law, or any of the Company's policies or procedures must report it promptly to his or her supervisor, to the DEO or the Oversight Authority.

You may submit a report by phone or in writing.

All reports will be treated in a confidential manner, except where disclosure is required to properly investigate the matter or is mandated by law.

The Company prefers that you identify yourself when reporting violations so that we may follow up with you, as necessary, for additional information. If you prefer to submit your report anonymously, however, you may do so by phone or in writing. Both telephone reports and reports in writing will remain anonymous if anonymity has been requested.

14.2 Receipt of a Report

Based on the nature of the comment provided, an alert will be sent to the appropriate Company representative(s), who will review the reported issue, concern or complaint. If the alleged violation involves an executive officer or a director, the Chief Executive Officer and Board of Directors will be informed of the alleged violation. The responsible party or parties will determine whether it is necessary to conduct an informal inquiry or a formal investigation and, if so, will initiate such inquiry or investigation. The results of any such inquiry or investigation, together with a recommendation as to disposition of the matter, will be provided to the Company's senior management team (or a designated committee) or, if the alleged violation involves an executive officer or a director, to the Board (or a committee thereof). Senior management (or a designated committee), or, if an executive officer or director is involved, the Board (or a committee thereof), will determine whether there has been a violation and, if so, shall determine the disciplinary measures to be taken against any employee, officer or director who has violated this Policy.

Any employee who has concerns regarding questionable accounting or auditing matters or complaints regarding accounting, internal accounting controls or auditing matters may confidentially, and anonymously if they wish, submit such concerns or complaints to the DEO or the Oversight Authority.

14.3 Cooperation and Commitment

Employees, officers and directors are expected to cooperate fully with any inquiry or investigation by the Company regarding an alleged violation of this Policy. Failure to cooperate with any such inquiry or investigation may result in disciplinary action, up to and including discharge.

Because it is impossible to describe every potential situation that relates to our standards of conduct and business ethics, the Company relies on the commitment of its employees, officers and directors to exercise sound judgment, to seek advice when appropriate and to adhere to the highest ethical standards in the conduct of professional and personal affairs.

Customary day-to-day issues (such as questions or concerns regarding paid time off, your compensation, or employee relations) typically should be addressed to your supervisor or to the Human Resources Department.

15.0 NO RETALIATION POLICY

The Company will not discriminate against or retaliate against any employee, officer or director who reports a complaint or concern, unless it is determined that the report was made with knowledge that it was false. This Policy should not be construed to prohibit you from testifying, participating or otherwise assisting in any state or federal administrative, judicial or legislative proceeding or investigation.